EXHIBIT 15


May 27, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Re: Aluminum Company of America Registration Statement on Form S-8


We are aware that our report dated April 4, 1997, accompanying interim financial information of Aluminum Company of America and subsidiaries for the three month period ended March 31, 1997 and included in Alcoa's Quarterly Report on Form 10-Q for the quarter then ended, is incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,


/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.